UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
_____________________________________________________________________________________

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TriNet Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

TRINET GROUP, INC.
1100 San Leandro Blvd., Suite 400
San Leandro, CA 94577
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of TRINET GROUP, INC., a Delaware corporation. The meeting will be held on Thursday, May 18, 2017, at 9:00 a.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 for the following purposes:

1. To elect three directors to hold office until the 2020 Annual Meeting of Stockholders;

2. To approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement;

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this formal Notice of 2017 Annual Meeting of Stockholders. The record date for the 2017 Annual Meeting is March 20, 2017. Only stockholders of record at the close of business on that date may vote at our 2017 Annual Meeting or any adjournment thereof.
By Order of the Board of Directors
Brady Mickelsen
Secretary
San Leandro, California
April 7, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRINET GROUP, INC.
PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TRINET GROUP, INC.
1100 San Leandro Blvd., Suite 400
San Leandro, CA 94577
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of TriNet Group, Inc. (the “Board”) is soliciting your proxy to vote at our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), including at any adjournments or postponements of the meeting. In this Proxy Statement for the 2017 Annual Meeting (the “Proxy Statement”), “we”, “us”, “our” and “TriNet” refer to TriNet Group, Inc.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Under the "notice and access" rules of the Securities and Exchange Commission (the “SEC”), we are able to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at our 2017 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will be able to access our proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the internet or to request a printed copy.
We mailed the Notice on or about April 7, 2017 to all stockholders of record entitled to vote at our 2017 Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 24, 2017.
Where and at what time is the 2017 Annual Meeting?
Our 2017 Annual Meeting will be held on Thursday, May 18, 2017, at 9:00 a.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010. Directions to our 2017 Annual Meeting may be found at www.proxyvote.com. Information on how to vote in person at our 2017 Annual Meeting is discussed below.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on our record date, March 20, 2017.

What matters am I voting on and how many votes are needed to approve each proposal?
You will be able to vote on the three matters listed below at our 2017 Annual Meeting. The table below summarizes the Board’s voting recommendation, the minimum vote needed to approve each proposal, and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Board's Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	FOR each Nominee	None	None

2	Advisory approval of the compensation of our Named Executive Officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	FOR	Against	None

3	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	FOR	Against	None
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Who can vote at the 2017 Annual Meeting?
Only stockholders of record at the close of business on March 20, 2017 will be entitled to vote at our 2017 Annual Meeting. Beneficial owners can vote their shares in person so long as they obtain a valid proxy from their broker, bank or other agent. On the record date of March 20, 2017, there were 68,532,338 shares of common stock outstanding and entitled to vote.

Who is a stockholder of record and how do they vote?
If, on March 20, 2017, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. If you are a stockholder of record, you may vote in person at our 2017 Annual Meeting, or by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend our 2017 Annual Meeting and vote in person even if you have already voted by proxy.
Even if you plan to attend our 2017 Annual Meeting, please read this proxy statement carefully and vote using one of the following methods if you are a stockholder of record:

Vote in person at the 2017 Annual Meeting	Mark, sign and date your proxy card and send by free post	In the U.S. or Canada dial toll free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Scan your unique QR code on your proxy card 24/7 to vote with your mobile device

•	To vote in person, come to our 2017 Annual Meeting and we will give you a ballot upon request.

•
To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before our 2017 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 17, 2017 to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 17, 2017 to be counted. Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

Who is a beneficial owner and how do they vote?
If, on March 20, 2017, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that agent rather than TriNet. The broker, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the 2017 Annual Meeting. Simply follow the voting instructions in the Notice your broker, bank or other agent sends to you to ensure that your vote is counted. To vote in person at the 2017 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.
Even if you plan to attend our Annual Meeting, please read this proxy statement carefully and vote using one of the following methods if you are a beneficial owner:

Vote in person at our 2017 Annual Meeting by obtaining a valid proxy form from your broker, bank or other agent	Follow the voting instructions in the Notice you received from your broker, bank or other agent

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 68,532,338 shares outstanding and entitled to vote. Thus, the holders of 34,266,170 shares must be present in person or represented by proxy at our 2017 Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at our 2017 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2017 Annual Meeting to another date.
What happens if I do not vote?
If you are a stockholder of record and do not vote either by completing your proxy card, by telephone, through the internet or in person at our 2017 Annual Meeting, your shares will not be voted.
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker or nominee will still be able to vote your shares on certain matters. For the 2017 Annual Meeting, your broker or nominee may not vote your shares on Proposal 1 (election of directors) or Proposal 2 (advisory approval of executive compensation) without your instructions, but may vote your shares on Proposal 3 (ratification of the appointment of Deloitte & Touche LLP).
What are “broker non-votes”?
When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation, and “For” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for its fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his best judgment.
What if another matter is properly brought before the meeting?
We know of no other matters that will be presented for consideration at our 2017 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, members of our Board and our employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;

•	you may grant a subsequent proxy by telephone or through the internet;

•	you may send a timely written notice that you are revoking your proxy to our Secretary at 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577; or

•
you may attend the 2017 Annual Meeting and vote in person (simply attending the meeting will not, by itself, revoke your proxy, you will need to request, complete and submit a new ballot at the 2017 Annual Meeting).

Your most current proxy card or telephone or internet proxy at the time of the meeting will be the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank for changing your vote. You cannot revoke the vote made by your broker or bank as your nominee or agent by attending our 2017 Annual Meeting in person, unless you have obtained a legal proxy from the broker, bank or agent that holds your shares giving you the right to vote the shares.
When are stockholder proposals due for the 2018 Annual Meeting of Stockholders?
To be considered for inclusion in our 2018 proxy materials, your proposal must be submitted in writing by December 8, 2017, to our Secretary at 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2018 Annual Meeting of Stockholders is held before April 18, 2018, or after June 17, 2018, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2018 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in our 2018 proxy materials, the proposal must be received by our Secretary not earlier than the close of business on January 18, 2018, and not later than the close of business on February 17, 2018; provided, however, that if our 2018 Annual Meeting of Stockholders is held before April 18, 2018, or after June 17, 2018, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How can I find out the results of the voting at the 2017 Annual Meeting?
Preliminary voting results will be announced at our 2017 Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the 2017 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes, each with a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until his or her successor is duly elected and qualified.
As of the date of filing of this proxy statement, our Board has ten members. Michael J. Angelakis, Burton M. Goldfield, David C. Hodgson and John H. Kispert are in the class of directors whose term of office expires at the 2017 Annual Meeting. Each of the directors listed below has been recommended for reelection by our Nominating and Corporate Governance Committee and has been nominated for reelection by our Board. If elected at the 2017 Annual Meeting, each of these nominees would serve until our 2020 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until such director’s death, resignation or removal.
Our nominees will be elected by a plurality of the votes of the holders of shares present in person, or represented by proxy, and entitled to vote on the election of directors at our 2017 Annual Meeting. This means that the three nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
It is our policy to invite and encourage directors and nominees for director to attend each of our annual meetings of stockholders. In 2016, all of the directors then in office attended our 2016 Annual Meeting of Stockholders.
The following is a brief biography of each nominee for election at our 2017 Annual Meeting and each director whose term will continue after our 2017 Annual Meeting.

Nominees for Election for a Three-year Term Expiring at Our 2020 Annual Meeting

Director since 2017 Independent
Michael J. Angelakis
Michael J. Angelakis, age 52, has been a member of our Board since February 2017. Mr. Angelakis has served as the Chairman and Chief Executive Officer of Atairos Management, L.P. since August 2015. Mr. Angelakis also serves as a senior advisor to the Executive Management Committee of Comcast Corporation, a a leading media and telecommunications company, where, prior to founding Atairos, he served as the company’s Vice Chairman and Chief Financial Officer from 2007 to 2015. Mr. Angelakis serves on the board of directors of Groupon, Inc., Hewlett Packard Enterprises and Duke Energy. He also serves as the Chairman of the Board for the Federal Reserve Bank of Philadelphia and as a trustee of Babson College. Mr. Angelakis was elected as a director of TriNet pursuant to the terms of the Stockholder Agreement, dated as of December 21, 2016, between TriNet and AGI-T, L.P., an affiliate of Atairos Group, Inc. Mr. Angelakis holds a B.S. from Babson College and is a graduate of the O/P Management Program at Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Angelakis is qualified to serve on the Board based on his extensive investment, financial and managerial experience and leadership gained through his senior management roles in the media and telecommunications industries, including as the chief financial officer of a public company, as well as experience as a director of other public companies.

Director since 2008 President & CEO
Burton M. Goldfield
Burton M. Goldfield, age 61, joined TriNet as Chief Executive Officer and a member of our Board in May 2008. Prior to joining TriNet, Mr. Goldfield was Chief Executive Officer at Ketera Technologies, a Santa Clara-based SaaS provider to FORTUNE 2000 companies. Before that, Mr. Goldfield served as Senior Vice President, Worldwide Field Operations at Hyperion Solutions Corporation and Vice President of Worldwide Sales for IBM Corporation’s Rational Software division. Mr. Goldfield also serves on the board of directors of DHI Group, Inc. Mr. Goldfield holds a B.S. in biomedical engineering from Syracuse University and an M.B.A. from Villanova University. The Nominating and Corporate Governance Committee believes that Mr. Goldfield is qualified to serve on the Board based on his operational and strategic expertise from his previous executive positions with other large companies, as well as his experience as a director of another public company.

Director since 2005 Independent
David C. Hodgson
Nominating & Corporate Governance Committee (Chair)
David C. Hodgson, age 60, has been a member of our Board since 2005. Mr. Hodgson is a Managing Director of General Atlantic. He joined General Atlantic in 1982, helped found their partnership, and has over 30 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson is chairman of the board of trustees of Johns Hopkins Medicine, The Johns Hopkins Hospital System Corporation and the Johns Hopkins Hospital. He is chairman of the Manhattan Theatre Club and chairman of the board of Echoing Green. He also serves as a member of the Dartmouth College Board of Trustees and as trustee of Johns Hopkins University. Previously, Mr. Hodgson served on the board of directors of DHI Group, Inc. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and a M.B.A. from the Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Hodgson is qualified to serve on the Board based on his experience as a member of the boards of directors of a number of public and private companies and his experience assisting companies in their development as a Managing Director of General Atlantic.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until Our 2018 Annual Meeting of Stockholders

Director since 2013 Independent
Katherine August-deWilde
Audit Committee (Member)
Nominating & Corporate Governance Committee (Member)
Katherine August-deWilde, age 69, has been a member of our Board since October 2013. Ms. August-deWilde is currently Vice Chair of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management and served as the President of First Republic Bank from 2007 to 2015. Ms. August-deWilde has served in various roles at First Republic Bank since 1985, including as Chief Financial Officer and Executive Vice President and Chief Operating Officer. Ms. August-deWilde also serves on the board of directors of First Republic Bank and Sunrun, Inc. She is a member of the Advisory Council of the Stanford University Graduate School of Business, the Advisory Council of the Stanford Center on Longevity, and the Catalyst Corporate Board Resource. Ms. August-deWilde holds a B.A. from Goucher College and an M.B.A. from Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Ms. August-deWilde is qualified to serve on the Board based on her experience as a corporate executive, her financial expertise, and her service on the boards of directors of other public companies.

Director since 2008 Independent
H. Raymond Bingham
Compensation Committee (Chair)
Nominating & Corporate Governance Committee (Member)
H. Raymond Bingham, age 71, has been a member of the Board since July 2008 and has served as our Chairman of our Board since January 2010. He is a partner of Canyon Bridge Capital Partners, a global private equity buyout firm. From 2015 to 2016, he was an Advisory Director of Riverwood Capital Management, a private equity firm that invests in high-growth technology companies. From 2010 to 2015, Mr. Bingham was an Advisory Director of General Atlantic and served as a Managing Director from September 2006 to December 2010. Mr. Bingham serves as a director of Flextronics International Ltd. and as Executive Chairman of Cypress Semiconductor, Inc. Previously, Mr. Bingham served as a director of DHI Group, Inc., Spansion, Inc., Oracle Corporation, Fusion-10 Inc. and STMicroelectronics. Mr. Bingham holds a B.S. in Economics from Weber State University and an M.B.A. from Harvard Business School. Additionally, he was awarded an Honorary Doctorate of Humanities from Weber State University. The Nominating and Corporate Governance Committee believes that Mr. Bingham is qualified to serve on the Board based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his significant service on the board of directors of other publicly traded companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry.

Director since 2009 Independent
Kenneth Goldman
Audit Committee (Chair)
Kenneth Goldman, age 67, has been a member of our Board since August 2009. Since October 2012, Mr. Goldman has served as the Chief Financial Officer of Yahoo! Inc., an internet services company. Prior to joining Yahoo!, Mr. Goldman served as Chief Financial Officer of Fortinet, Inc., a provider of unified threat management solutions, from September 2007 to October 2012. Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB’s) Standing Advisory Group (SAG), an organization that provides advice and insight on the need to formulate new accounting standards or change existing standards. Mr. Goldman serves on the board of directors of GoPro, Inc., NXP Semiconductors N.V. and Yahoo! Japan. Previously, Mr. Goldman served on the board of directors of Gigamon, Inc. and Infinera Corporation. Mr. Goldman is also a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Goldman is qualified to serve on the Board based on his significant experience as a chief financial officer of public companies.

Directors Continuing in Office Until Our 2019 Annual Meeting of Stockholders

Director since 1998 Independent
Martin Babinec
Martin Babinec, age 62, founded TriNet in 1988 and has served on our Board since that time, acting as Chairman until December 2009. From 1988 until May 2008, he also served as our Chief Executive Officer. Mr. Babinec also founded and serves as Chairman of Upstate Venture Connect and co-founded and serves as Chairman of the StartFast Venture Accelerator and IntroNet Corporation. Mr. Babinec holds a B.S. in Business Administration from Shippensburg University. The Nominating and Corporate Governance Committee believes that Mr. Babinec is qualified to serve on the Board based on his significant business experience, both inside and outside our industry, and because his role as our founder and former Chief Executive Officer brings unique insight to the Board.

Director since 2015 Independent
Paul Chamberlain
Audit Committee (Member)
Paul Chamberlain, age 53, has been a member of our Board since December 2015. Mr. Chamberlain currently operates his own strategic and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in early 2015, Mr. Chamberlain worked at Morgan Stanley for 26 years, most recently as Managing Director and Co-Head of Global Technology Banking, as well as a member of the Investment Banking Division’s Operating Committee. Mr. Chamberlain serves on the board of directors of Veeva Systems Inc and ServiceNow Inc. Mr. Chamberlain also serves as Chairman of the Strategic Advisory Committee of JobTrain, the Menlo Park, California-based vocational and life skills training group focused on the neediest in the Silicon Valley community, and he served on its board for over ten years. He earned a B.A. in History, magna cum laude, from Princeton University in 1985 and received an M.B.A. from Harvard Business School in 1989. Mr. Chamberlain regularly lectures in Economics and Entrepreneurial Management classes at Stanford University and Princeton University. The Nominating and Corporate Governance Committee believes that Mr. Chamberlain is qualified to serve on the Board based on his strategic and financial expertise and his past experience as a Managing Director of Morgan Stanley.

Director since 2014 Independent
Wayne B. Lowell
Audit Committee (Member)
Compensation Committee (Member)
Wayne B. Lowell, age 61, has been a member of our Board since 2009. Since early 2012, Mr. Lowell has been serving as Chairman and Chief Executive Officer of Senior Whole Health Holdings, Inc., a health insurance company focused on providing health insurance coverage to senior citizens. From 1998 to September 2007 and July 2008 to June 2012, he served as President of Jonchra Associates, LLC, which provides strategic, operating and financial advice to senior management of private-equity funded and publicly held entities. Earlier, he worked for PacifiCare Health Systems, where he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Previously, Mr. Lowell served on the board of directors of Addus Homecare Corporation. Mr. Lowell holds a B.S. in accounting from the University of Maryland and an M.B.A. from the University of California at Irvine. Mr. Lowell is a Certified Public Accountant. The Nominating and Corporate Governance Committee believes that Mr. Lowell is qualified to serve on the Board based on his years of experience in the health care industry and his past experience as a chief financial officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board has undertaken a review of its composition and the composition of its committees and of the independence of each our of directors and determined that, other than Mr. Goldfield, by virtue of his position as Chief Executive Officer, each of our directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with TriNet and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
We separate our Chairman of the Board (the “Board Chair”) and Chief Executive Officer to reinforce the independence of our Board in its oversight of our business and affairs. We believe that an independent Board Chair enhances the the effectiveness of our Board as a whole by being best positioned to objectively evaluate and oversee management’s performance, ensure management accountability, and align management with the best interests of the Company and its shareholders. Our Board Chair, Mr. Bingham, has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine the materials distributed to our Board. Mr. Bingham also serves as the Board’s lead independent director. As lead independent director, Mr. Bingham presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.
Role of the Board in Risk Oversight
One of our Board’s key functions is informed oversight of our risk management process. Our Board does not currently have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees. Under the oversight of our Board, our officers are responsible for day-to-day management of the material risks that we face. Our Board, in its oversight role, monitors and assesses our strategic risk exposure, reviews our business strategies, operating plans and the design of our risk management processes, and determines the nature and level of risk appropriate for TriNet. Our Audit Committee considers and discusses our major financial risk exposures and management actions to monitor and control these exposures, monitors our compliance with legal and regulatory financial requirements, and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, and oversees governance risks, such as director independence and conflicts of interest. Our Compensation Committee assesses and monitors risks, such as management incentives and excessive risk taking, related to our compensation policies and programs. Our Board receives periodic updates from our management and their independent advisors throughout the year regarding the risks that TriNet faces. In addition, our committees meet periodically with our management and/or their independent advisors to review risks and risk management processes relevant to the committees’ respective areas of oversight. Both our Board as a whole and our committees receive periodic and incidental reports as matters may arise from our Chief Compliance Officer, who is our Chief Legal Officer, regarding violations of our Code of Ethics, and the Internal Audit Department, regarding our ethics hotline activity. Our committee chairs are responsible for promptly reporting findings regarding material risk exposures to the Board.
Meetings of the Board of Directors
Our Board met eight times during 2016. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year ending December 31, 2016 for which he or she was a director or committee member. In addition, our non-management directors met two times in 2016 in regularly scheduled executive sessions at which only non-management directors were present. Mr. Bingham, as our lead director, presided over these executive sessions.

Information Regarding Committees of the Board of Directors
Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership for each of the Board committees in 2016:
Audit Committee
The primary functions of our Audit Committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;

•
reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related person transactions;

•
reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting an annual assessment of the performance of our Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.
Our Board has determined that each member of our Audit Committee is independent under NYSE listing standards and Rule 10A-3(b)(1) promulgated under the Exchange Act, is an “audit committee financial expert” within the meaning of SEC regulations, and has the requisite financial expertise required under the applicable requirements of the NYSE.

In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of his or her employment in the corporate finance sector. Our Audit Committee held fourteen meetings in 2016.
Our Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Kenneth Goldman
Katherine August-deWilde
Paul Chamberlain
Wayne B. Lowell

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The primary functions of our Compensation Committee include:

•
determining and approving goals and objectives for our executive compensation program, evaluating executive performance against those goals and objectives and determining actual executive compensation and other terms of employment in light of such performance, including reviewing and approving any employment agreements, severance agreements, change in control provisions and any other compensatory arrangements;

•	reviewing and approving the compensation of Board members, including consulting, retainer, Board meeting, committee meeting and committee chair fees and equity grants or awards;

•
overseeing administration of our equity incentive plans, establishing guidelines, interpreting plan documents, approving grants and awards, and exercising such other power and authority as may be permitted or required under such plans;

•	reviewing and recommending to the Board the adoption, amendment and termination of our equity incentive plans;

•
assessing the independence of each compensation consultant, legal counsel and other advisor to the Compensation Committee, in accordance with, and to the extent required by, applicable law and the listing requirements of any stock exchange on which any of our capital stock is listed;

•
reviewing and discussing with our management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of our annual reports on Form 10-K, registration statements or proxy statements, in accordance with, and to the extent required by, applicable law and the listing requirements of any stock exchange on which our capital stock is listed, and recommending to the Board that such Compensation Discussion and Analysis be approved for inclusion therein;

•
preparing and reviewing the Compensation Committee’s report on executive compensation to be included in our annual proxy statement, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which our capital stock is listed;

•	investigating any matter brought to the attention of the Compensation Committee within the scope of its duties if, in the judgment of the Compensation Committee, such investigation is appropriate;

•	reviewing and assessing the adequacy of the Compensation Committee’s charter periodically and recommending any proposed changes to the Board for approval; and

•	conducting an evaluation of the performance of the Compensation Committee periodically.
Our Board has determined that each member of our Compensation Committee is independent under NYSE listing standards and Rule 10C-1 promulgated under the Exchange Act, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. Our Compensation Committee held five meetings in 2016.
Our Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets regularly during the year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, often in consultation with the Chief Executive Officer, Chief Legal Officer, Senior Vice President of Human Resources and our outside compensation consultants. Our Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors and consultants, attend Compensation Committee meetings to make presentations and provide financial and other background information and advice relevant to Compensation Committee deliberations. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.
Under its charter, our Compensation Committee has full access to all of our books, records, facilities and personnel. In addition, under the charter, our Compensation Committee has authority to engage and retain legal counsel, independent compensation consultants and other experts and consultants, as it deems appropriate to carry out its responsibilities. Our Compensation Committee has direct responsibility for the oversight of the work performed by, and for approving the reasonable fees and retention terms of, these advisors.
Under its charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2016, after taking thees factors into consideration, our Compensation Committee engaged Compensia, Inc., our independent compensation consultant ("Compensia") to assist it in connection with its review, analysis and determinations with respect to the compensation of our senior personnel, including our NEOs. For a summary of the nature and scope of the services provided to the Committee by Compensia see Our Executive Compensation Decision Process - Oversight and Design of our Compensation Program - Role of Compensation Consultant on page 37.
Compensia also reviewed the compensation peer group our Compensation Committee uses to aid in the development of reasonable and competitive compensation practices, recommended changes or updates to that group of companies developed in 2015 and performed a competitive market analysis of performance and compensation levels for that group of companies for 2016. Management also evaluated the analysis and provided input for the Committee’s consideration. Following an active dialogue with Compensia and management, the Compensation Committee established the 2016 executive compensation program discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement.

Historically, at one or more meetings in the first quarter of each year, our Compensation Committee conducts its annual review of Company performance against our compensation plan goals and objectives for the prior year, determines executive cash incentive and performance equity award payments under those plans, sets executive compensation levels, and establishes new performance objectives and goals for the current year. Our Compensation Committee also considers matters, at various meetings throughout the year, related to individual compensation (such as compensation for new executive hires), as well as high-level strategic compensation issues, such as the general efficacy of our compensation strategy, potential modifications to that strategy, retention and performance-specific compensation requirements and new trends, plans or approaches to compensation among our peer group or more generally. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations of our Chief Executive Officer. For our Chief Executive Officer, our Compensation Committee conducts its own evaluation and makes compensation and incentive award adjustments accordingly. As part of its deliberations, our Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies, as appropriate.
The specific determinations of the Compensation Committee with respect to executive compensation for 2016 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The primary functions of the Nominating and Corporate Governance Committee include:

•	reviewing and evaluating director performance on the Board and its applicable committees periodically, and recommending to the Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on the Board;

•	reviewing and recommending to the Board any amendments to our corporate governance policies; and

•	reviewing and assessing the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards. Our Nominating and Corporate Governance Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our Nominating and Corporate Governance Committee also considers such factors as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment, and the commitment to rigorously represent the long-term interests of our stockholders. Our Nominating and Corporate Governance Committee retains the right to modify these qualifications. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of our Board and TriNet, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to TriNet during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether such candidates are independent for NYSE purposes, which determinations are made based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, where necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. Our Nominating and Corporate Governance Committee acted via written consent on multiple occasions, but did not hold a formal meeting, in 2016.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder, including the minimum criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Any interested person may, however, communicate directly with the presiding lead director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on our website.
Business Ethics Policy
Our Board has adopted a business ethics policy that applies to all of our corporate employees, executive officers and directors, including those executive officers responsible for financial reporting. Our business ethics policy is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or stock exchange requirements.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. Our Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines are available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis ("CD&A") section below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of all our Named Executive Officers and the executive compensation philosophy, policies and practices described in CD&A.
Before you vote, we urge you to read CD&A, as well as the related compensation tables and the accompanying narrative disclosure contained in this Proxy Statement for detailed information on our executive compensation program. Some highlights, which are discussed further in CD&A, of our executive compensation programs are:

•
Our executive compensation program is designed to retain and attract highly qualified and effective executives, and to motivate them to contribute to TriNet’s future success for the long-term benefit of stockholders by emphasizing variable, "at-risk" forms of compensation, for which payment depends on achievement of pre-established corporate goals and/or stock price appreciation;

•
In 2016, 82% of our Chief Executive Officer’s total direct compensation at target, and between 66% and 81% of the total direct compensation at target of our other Named Executive Officers, consisted of these variable, “at-risk” components;

•	Annual cash incentive awards for 2016 were tied to achievement of strategic target levels for Net Service Revenues and Adjusted EBITDA, as well as individual management business objectives; and

•
Our Compensation Committee independently reviews our executive compensation program and the compensation paid to our Named Executive Officers with guidance from its independent compensation consultant.

Accordingly, our Board is asking stockholders to indicate their support for the compensation of our Named Executive Officers, as described in CD&A and this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to TriNet’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board or TriNet. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at our 2017 Annual Meeting. Unless our Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our Named Executives Officers, the next scheduled say-on-pay vote will be at the 2018 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by our stockholders at our 2017 Annual Meeting. Deloitte & Touche has audited our financial statements since 2016. Representatives of Deloitte & Touche are expected to be present at our 2017 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of TriNet and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at our 2017 Annual Meeting will be required to ratify the selection of Deloitte & Touche.
Principal Accountant Fees and Services
On May 6, 2016, our Audit Committee approved the engagement of Deloitte & Touche as the Company’s independent registered accounting firm for the year ended December 31, 2016 and, in connection with its selection of Deloitte & Touche, approved the dismissal of Ernst & Young LLP (“Ernst & Young”), TriNet’s former independent registered public accounting firm.
The reports of Ernst & Young on TriNet’s financial statements for the year ended December 31, 2015 and the period ended March 31, 2016 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2015 and the subsequent interim period through May 10, 2016, (i) there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K, with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report; and (ii) there were no reportable events, within the meaning of Item 304(a)(1)(iv) of Regulation S-K, except for material weaknesses described in Item 9A of TriNet’s Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee discussed these material weaknesses with Ernst & Young and authorized Ernst & Young to respond fully to any related inquires by Deloitte & Touche. During the year ended December 31, 2015 and the subsequent interim period through May 10, 2016, neither TriNet nor anyone on TriNet’s behalf consulted with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

The following table summarizes the aggregate fees billed and accrued for professional services provided by Deloitte & Touche and Ernst & Young during the fiscal year 2016 and by Ernst & Young during the fiscal year 2015. These fees were approved pursuant to the pre-approval policies and procedures described below.

	Fiscal Year Ended December 31,
(in thousands)	2016(1) ($)	2015 ($)
Audit Fees(2)	8,012(3)	11,839
Audit-related Fees(4)	—	183
Tax Fees	7(5)	1(6)
Total Fees	8,019	12,023

(1)
In addition to amounts presented in this table, fees incurred for services provided by Ernst & Young in 2016 totaled approximately $13,000. These fees related to the review of 2015 data included in 2016 financial statements.

(2)
Audit Fees included fees for professional services rendered for the audits of the Company’s 2016 and 2015 annual consolidated financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2016.

(3)	Included in this amount is approximately $91,000 billed by Ernst & Young in 2016 related to the first quarter 2016 quarterly review.

(4)	For 2015, Audit-related Fees included due diligence services.

(5)	Tax fees include fees for tax compliance, tax advice and tax planning, and other tax services rendered in connection with the Company’s Bermuda subsidiary.

(6)	Tax fees include fees for tax compliance, tax advice and tax planning, and other tax services rendered in connection with the Company’s debt and equity financings.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. This policy generally requires pre-approval in the specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
Our Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche's independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 20, 2017, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our Named Executive Officers, or NEOs, as defined in "Compensation Discussion and Analysis" on page 24 of this Proxy Statement;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders (other than Directors and Named Executive Officers):
Atairos Group, Inc.(2)	19,504,423	28.5%
Arrowpoint Asset Management, LLC(3)	4,915,192	7.2%
Cantillon Capital Management LLC(4)	4,720,587	6.9%
Wellington Management Group LLC(5)	4,542,235	6.6%
The Vanguard Group(6)	3,810,952	5.6%
Directors and Named Executive Officers:
Michael J. Angelakis(7)	19,504,423	28.5%
Katherine August-deWilde(8)	191,753	*
Martin Babinec(9)	5,099,208	7.4%
H. Raymond Bingham(10)	360,956	*
Paul Chamberlain	16,419	*
Burton M. Goldfield(11)	1,758,325	2.6%
Kenneth Goldman(12)	170,679	*
Edward Griese(13)	7,250	*
David C. Hodgson(14)	269,532	*
John H. Kispert(15)	143,179	*
Wayne B. Lowell(16)	204,663	*
Brady Mickelsen(17)	59,840	*
William Porter(18)	947,758	1.4%
John Turner(19)	311,728	*
All executive officers and directors as a group (14 persons)(20)	29,045,713	41.8%

*	Less than one percent.

(1)
This table is based upon information supplied by executive officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated in the footnotes to this table, applicable percentages are based on 68,532,338 shares outstanding on March 20, 2017, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 20, 2017, or issuable upon settlement of restricted stock units within 60 days of March 20, 2017, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)
Based on information supplied in a Schedule 13D filed with the SEC on February 13, 2017 reporting beneficial ownership of (i) 17,691,312 shares directly held by AGI-T, L.P., (ii) 1,813,022 shares directly held by A A SMA, L.P., and (iii) 89 shares issuable pursuant to restricted stock units granted to Michael J. Angelakis, which vested on February 5, 2017. A-T Holdings GP, LLC is the general partner of AGI-T, L.P. Atairos Group, Inc. is the sole member and manager of A-T Holdings GP, LLC and the sole limited partner of AGI-T, L.P. A-A SMA GP, LLC is the general partner of A-A SMA, L.P. Atairos Group, Inc. is the sole member and manager of A-A SMA GP, LLC and the sole limited partner of A-A SMA, L.P. Atairos Partners, L.P. is the sole voting shareholder of Atairos Group, Inc. Atairos Partners GP, Inc. is the general partner of Atairos Partners, L.P. Mr. Angelakis is the Chairman and Chief Executive Officer of Atairos Group, Inc. and directly or indirectly controls a majority of the voting power of Atairos Partners GP, Inc. Atairos Group, Inc. disclaims beneficial ownership of the securities described in clause (i) - (iii) above except to the extent of its pecuniary interest therein. The address of Atairos Group, Inc. is 40 Morris Avenue, c/o Atairos Management, L.P., Bryn Mawr, PA 19010.

(3)
Based on information supplied by Arrowpoint Asset Management, LLC ("Arrowpoint") in a Schedule 13G filed with the SEC on February 13, 2017. According to the Schedule 13G, Arrowpoint has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of all 4,915,192 shares as of December 31, 2016. The address of Arrowpoint is 100 Fillmore Street, Suite 325, Denver, CO, 80206.

(4)
Based on information jointly supplied by Cantillon Capital Management LLC, Cantillon Management L.P., Cantillon Inc. and William von Mueffling (collectively, "Cantillon") in a Schedule 13G filed with the SEC on February 14, 2017. According to the Schedule 13 G, Cantillon has shared power to vote or direct the vote and shared power to dispose or to direct the disposition of all 4,550,587 shares, and Mr. von Mueffling has sole power to vote or direct the vote and to dispose or to direct the disposition of an additional 170,000 shares, as of December 31, 2016. The address for Cantillon is 40 West 57th Street, 27th Floor, New York, NY 10019.

(5)
Based on information jointly supplied by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, "Wellington") in a Schedule 13G filed with the SEC on February 9, 2017. According to the Schedule 13G, Wellington Management Group, LLP, is an investment adviser and the securities are owned by its clients, and Wellington has shared power to vote or direct the vote of up to 2,845,377 shares and shared power to dispose or to direct the disposition of up to 4,542,235 shares as of December 31, 2016. The address of Wellington is 280 Congress Street, Boston, Massachusetts, 02210.

(6)
Based on information supplied by The Vanguard Group ("Vanguard") in a Schedule 13G filed with the SEC on February 13, 2017. According to the Schedule 13G, Vanguard has sole power to vote or direct the vote of 81,438 shares and sole power to dispose or to direct the disposition of 3,726,704 shares as of December 31, 2016. Vanguard has shared power to vote or direct the vote of 4,805 shares and shared power to dispose or to direct the disposition of 84,248 shares as of December 31, 2016. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA, 19355.

(7)	Includes the shares described in footnote 2 above. Mr. Angelakis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	Includes 191,753 shares held by DeWilde Family Trust dated June 21, 1990, for which Ms. August-deWilde shares voting and investment power.

(9)
Includes (i) 4,182,036 shares held by Martin and Krista Babinec, Trustees of The Babinec Family Trust, for which Mr. Babinec has sole voting and investment power, (ii) 855,724 shares held by the Babinec 2008 Children’s Trust, for which Mr. Babinec shares voting and investment power, (iii) 28,000 shares held by Babinec Foundation, Inc., for which Mr. Babinec has sole voting and investment power and (iv) 33,448 shares held by William and Elizabeth Babinec Family Charity Trust, for which Mr. Babinec has sole voting and investment power.

(10)
Includes (i) 55,000 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017 and (ii) 305,956 shares held by the Raymond and Kristin Bingham Revocable Trust u/a/d 9/16/04, for which Mr. Bingham shares voting and investment power.

(11)
Includes (i) 8,797 shares owned directly, (ii) 305,870 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017, (iii) 10,793 restricted stock units which vest within 60 days after March 20, 2017 (iv) 1,302,865 shares held by Burton M. Goldfield and Maud Carol Goldfield, Trustees of the Burton M. and Maud Carol Goldfield Trust u/a/d 12/6/00, for

which Mr. Goldfield shares voting and investment power and (v) 130,000 shares held by Burton M. Goldfield and Carol Maud Goldfield, Trustees of the Alec Thunder Goldfield 2011 Irrevocable Trust, for which Mr. Goldfield shares voting and investment power.

(12)
Includes (i) 40,000 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017 and (ii) 130,679 shares held by the Goldman-Valeriote Family Trust dated 11/15/95, for which Mr. Goldman shares voting and investment power.

(13)	Includes (i) 1,000 shares owned directly and (ii) 6,250 restricted stock units which vest within 60 days after March 20, 2017.

(14)	Includes (i) 209,067 shares owned directly, (ii) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017 and (iii) 465 shares held by Mr. Hodgson's dependent.

(15)
Includes (i) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017 and (ii) 83,179 shares held by the Kispert Family Trust, for which Mr. Kispert shares voting and investment power.

(16)
Includes (i) 20,000 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017 and (ii) 184,663 shares held by the Wayne and Nan Lowell Revocable Trust dated February 2, 1991, for which Mr. Lowell shares voting and investment power.

(17)
Includes (i) 36,791 shares owned directly, (ii) 13,125 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017 and (iii) 9,924 restricted stock units which vest within 60 days after March 20, 2017.

(18)
Includes (i) 489,750 shares owned directly, (ii) 185,683 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017, (iii) 2,325 restricted stock units which vest within 60 days after March 20, 2017 and (iv) 90,000 shares in each of three irrevocable trusts, for a total of 270,000 shares, for which Mr. Porter has sole voting and investment power.

(19)
Includes (i) 9,037 shares owned directly, (ii) 189,868 shares issuable pursuant to stock options exercisable within 60 days after March 20, 2017, (iii) 3,739 restricted stock units which vest within 60 days after March 20, 2017 and (iv) 109,084 shares held by the Turner 2000 Revocable Trust, for which Mr. Turner shares voting and investment power.

(20)
Consists of (i) 28,083,136 shares held by the directors and executive officers, (ii) 929,546 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days after March 20, 2017 and (iii) 33,031 restricted stock units held by such persons that will vest within 60 days after March 20, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE OFFICERS
Biographies for our executive officers, other than our Chief Executive Officer, Mr. Goldfield, as of March 31, 2017, appear below. Biographical information with regard to Mr. Goldfield is presented under “Proposal No. 1-Election of Directors” in this Proxy Statement.

Vice President, Chief Financial Officer
William Porter
William Porter, age 62, has served as our Chief Financial Officer since August 2010. Prior to joining us, Mr. Porter was most recently at Cadence Design Systems, Inc., a computer-aided design company, where he served in a series of executive roles over a 15-year period, including Chief Financial Officer from 1999 to 2008 and Executive Vice President and Chief Administrative Officer from April 2008 to October 2008. Prior to Cadence, Mr. Porter spent six years at Apple Inc., where he held various accounting, reporting and operational roles. He began his career at Arthur Andersen, where he served small and medium-sized businesses and high-tech clients and gained experience in accounting, audits, business consulting and mergers and acquisitions. Mr. Porter holds a B.S. in Accounting and an M.B.A. in Finance, both from UC Berkeley.

Senior Vice President, Insurance Services
Edward Griese
Edward Griese, age 54, has served as our Senior Vice President of Insurance Services since February 2016. Prior to joining us, he served as President and Chief Executive Officer of Health First Health Plans, Inc., a subsidiary of Health First, Inc., providing multiple commercial and Medicare health plans for Health First’s fully integrated health system in Central Florida, from 2014 to 2015. Prior to Health First, Mr. Griese was Managing Director and Partner of Alvarez & Marsal, a leading global professional services firm focused on performance improvement and business advisory services, from 2012 to 2014. From 2004 to 2012, Mr. Griese worked for Munich Re Group, one of the world’s largest reinsurers, in various roles, most recently as President of Munich Health North America. Mr. Griese also served on the board of directors of Munich Re America (part of Munich Re Group). Mr. Griese also held executive positions for Cigna International, a global health insurance services company and UnitedHealthcare International, a provider of health solutions for globally mobile employees, based in Munich. Mr. Griese holds a B.A. in Accounting from Gustavus Adolphus College.

Senior Vice President, Chief Legal Officer and Secretary
Brady Mickelsen
Brady Mickelsen, age 46, has served as our Senior Vice President, Chief Legal Officer and Secretary since June 2015. Prior to joining us, Mr. Mickelsen was a partner at White & Case LLP from 2010 to 2015. From 2005 to 2010, Mr. Mickelsen was Vice President and Associate General Counsel at Oracle Corporation, where he was responsible for the corporate, securities and acquisitions group within the legal department. Mr. Mickelsen holds a B.A. in Public Policy from Stanford University and a J.D. from the University of Chicago Law School.

Senior Vice President, Sales
John Turner
John Turner, age 52, has served as our Senior Vice President of Sales since April 2012. From 2011 to 2012, Mr. Turner was Vice President of American Sales at FalconStor Software, Inc., a provider of data protection and storage virtualization solutions. From 2004 to 2011, Mr. Turner also served as the Vice President of Sales for Symantec Corporation, a security software company. Mr. Turner joined Symantec in connection with its acquisition of VERITAS, where he served as the Senior Director for Western U.S., Emerging Solutions. Prior to joining VERITAS, he was Vice President of Sales for Gartner CIO Programs. Mr. Turner holds a B.S. in Marketing with a minor in International Relations from Santa Clara University and an M.B.A. from San Jose State University. On March 31, 2017, Mr. Turner notified the Company that he will resign, effective April 7, 2017.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and practices, the material elements of our executive compensation program, and the executive compensation decisions made by the Compensation Committee (the “Committee”) of our Board of Directors (our "Board") in 2016 and the key factors that contributed to those decisions. This discussion focuses primarily on the compensation of our named executive officers (our “NEOs”) in 2016, but also includes important compensation changes approved for our executives generally in 2017. For the year ended December 31, 2016, our NEOs were:

Name	Title
Burton M. Goldfield	President and Chief Executive Officer (“CEO”) (our principal executive officer)
William Porter	Vice President and Chief Financial Officer (“CFO”) (our principal financial officer)
Edward Griese	Senior Vice President, Insurance Services
Brady Mickelsen	Senior Vice President, Chief Legal Officer and Secretary
John Turner(1)	Senior Vice President, Sales

(1)	On March 31, 2017, Mr. Turner notified the Company that he will resign, effective April 7, 2017.
Executive Summary
2016 Total Direct Compensation Highlights
The following table shows the “total direct compensation” for our NEOs in 2016 and reflects the key compensation decisions made during 2016 or based on 2016 performance. For this purpose, "total direct compensation" includes (i) base salary for 2016; (ii) annual cash incentive paid based on 2016 performance; (iii) time-based restricted stock unit awards (“RSUs”) granted during 2016; and (iv) performance-based restricted stock awards (“PSUs”) earned by our NEOs based on 2016 performance:

Name	Base Salary ($)	Annual Cash Incentive Award ($)	RSUs Granted ($)(1)	PSUs Earned ($)(2)	Total Compensation ($)(1)(2)
Burton M. Goldfield	725,000	844,000	2,589,161	89,747	4,247,908
William Porter	410,000	297,000	493,182	28,208	1,228,390
Edward Griese(3)	350,000	174,000	1,316,000	—	1,840,000
Brady Mickelsen(3)	400,000	284,000	1,479,526	—	2,163,526
John Turner	370,000	328,000	937,028	25,646	1,660,674

(1)
Represents the grant date value, based on the closing price of our common stock on the New York Stock Exchange ("NYSE"), of RSUs granted in 2016, which are the same amounts disclosed in the “Summary Compensation Table” on page 40 of this proxy statement.

(2)
Represents the value, based on the closing price of our common stock on the NYSE as of December 31, 2016, of the actual number of PSUs earned for the second performance period (January 1, 2015 to December 31, 2016) under our three performance period 2015 PSU awards. The amounts in this table differ from those in our “Summary Compensation Table” on page 40 of this proxy statement because that table discloses the grant date value of PSUs at target for all three performance periods rather than the value of PSUs actually earned in the second performance period.

(3)
As a new hire in 2015 and 2016, respectively, Mr. Mickelsen and Mr. Griese did not receive any 2015 PSU awards. Mr. Mickelsen and Mr. Griese have received grants of our new 2017 PSU awards. Because Mr. Griese was hired in February 2016, his annual cash incentive award was pro-rated for his period of service.

For more information on executive compensation for our NEOs, see “ - Our Executive Compensation Program” below on page 27.

Performance Based Compensation - 2016 Results
One of the key goals of our executive compensation program is to tie executive compensation to overall Company performance and the achievement of strategic goals.
Our key financial highlights for 2016 were:

•	Total revenues increased 15% to $3.1 billion, while Net Service Revenues increased 18% to $646.6 million,

•	Operating Income increased 58% to $124.0 million,

•	Net income increased 94% to $61.4 million, or $0.85 per diluted share,

•	Adjusted EBITDA increased 23% to $186.6 million, and

•	Cash provided by operating activities increased 11% to $144.5 million.
Net Service Revenues and Adjusted EBITDA are non-GAAP financial measures that we use to measure performance under our 2016 annual cash incentive plan. For information on how we derive Non-GAAP data from our GAAP financial statements, see “ - Our Executive Compensation Program - Compensation Elements - Annual Cash Incentive Compensation - 2016 Executive Cash Incentive Objectives” below.
The following graphs show our actual achievement against the performance targets under our 2016 annual cash incentive plan (which we refer to as our “2016 Executive Bonus Plan”):

2016 Annual Cash Incentive Plan Performance

The following graph shows our achievement against the cumulative annual Net Service Revenue growth rate ("CAGR") target set for the second measurement period (the two-year period from January 1, 2015 through December 31, 2016) under our 2015 PSU awards:
2015 PSU Award Performance
Second Measurement Period (2015 through 2016)
Based on the 2016 results above and, with respect to the cash incentive awards, the achievement of certain individual goals, our NEOs received the following payments as a percentage of their 2016 targets under the above performance-based compensation programs:

Name	2016 Cash Incentive Award as % of Target	PSUs Earned for the Second Performance Period as % of Target(1)
Burton M. Goldfield	116%	30%
William Porter	99%	30%
Edward Griese(2)	111%	N/A
Brady Mickelsen(2)	114%	N/A
John Turner	91%	30%

(1)
Represents the portion of our 2015 PSU awards earned in 2016 based on Company performance for the second performance measurement period (January 1, 2015 to December 31, 2016) under our 2015 PSU awards as a percentage of the target level for that same period. Our 2015 PSU awards have three separate performance measurement periods of one-year (2015), two-years (2015 through 2016), and three-years (2015 through 2017).

(2)	As new hires in 2015 and 2016, respectively, Mr. Mickelsen and Mr. Griese did not receive 2015 PSU awards.
Overview of Our Executive Compensation Practices
Our Board, through the Committee, oversees our executive compensation program, policies and practices. During 2016, we followed policies and practices designed to link compensation and performance and either minimize or prohibit behaviors that are not aligned with our stockholders’ long-term interests, as further described below:

	What We Do		What We Don’t Do
☑
Pay for Performance. In 2016, 82% of the target total direct compensation for our CEO was variable, or at-risk. In 2016, an average of 76% of the target total direct compensation for our other NEOs was variable, or at-risk. For more details, see the charts at "- Our Executive Compensation Program - Compensation Elements - Compensation Mix".
		☒	No Guaranteed Salary Increases or Bonuses. None of our NEOs are guaranteed salary increases or bonuses for any year.
☑
Independent Advisors. Since 2012, the Committee has engaged Compensia, Inc., our independent compensation consultant ("Compensia") to provide analysis, advice and guidance on executive compensation matters.
☒
No Hedging, Pledging or Short Sales. Our employees, executive officers and directors are prohibited from making put or call options or short sales of Company securities, engaging in hedging transactions involving Company securities, and pledging Company securities as collateral for a loan.

☑	Independent Committee. The Committee is comprised solely of independent directors.	☒	No Excise Tax Gross-ups. Our NEOs do not receive tax “gross-ups” in connection with severance or change in control arrangements.
☑	Annual Peer-Based Review. The Committee, assisted by Compensia, annually reviews our executive compensation program against the competitive market using a group of peer companies as a reference.	☒	No Pension Plans. None of our NEOs are entitled to pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans.
☑	Equity Ownership Guidelines. In 2017, our Board adopted equity ownership guidelines for our executive officers and the members of our Board.	☒	No Supplemental Executive Retirement. None of our NEOs are entitled to supplemental executive retirement benefits.
☑
Compensation Recover "Claw-back" Policy.  In 2017, our Board adopted a claw-back policy under which we may seek reimbursement of cash incentive payments made to our NEOs and other covered executives in certain circumstances.
		☒	No "Single-trigger" Change in Control Provisions. Our change in control benefits and plans are based on a “double-trigger” arrangement.

Stockholder Support for Our Executive Compensation Program
Our Board has authorized an annual stockholder advisory vote on our NEOs’ compensation as a method for engaging in regular and effective communication with our stockholders. The Committee considers the results of the advisory vote as it reviews and develops our compensation practices and policies. Our stockholders cast approximately 99% percent of votes in favor of our NEO compensation at our 2016 Annual Meeting of Stockholders.
2017 PSU Award Grants
The Committee determined that our equity grant program would return to a blend of 50% time-based RSU awards and 50% performance-based PSU awards for 2017. As a result, the Committee approved the grants described in " - Our Executive Compensation Program - Long-term Equity Incentive Awards - Our New 2017 PSU Awards".
Our Executive Compensation Program
Objectives
Our executive compensation program is designed to:

•
Attract, Retain and Motivate. Attract and retain highly talented and experienced executives who possess the knowledge, skills, and leadership that is critical to our success and motivate those executives to achieve our strategic business objectives and uphold our core values;

•
Promote Teamwork and Individual Performance. Promote executive teamwork through shared strategic goals, while also recognizing and rewarding the unique role each executive officer plays in our success by measuring individual performance;

•	Link Compensation with Performance and Strategic Goals. Tie executive compensation to overall Company performance and the achievement of strategic goals; and

•	Align Executive and Stockholder Interests. Align the long-term interests and objectives of our executives with those of our stockholders.
Compensation Elements
Our executive compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and long-term equity incentive awards, as described in the following table:

Compensation Element	Purpose	Key Features
Base salary	Provides a competitive level of fixed compensation based on the market value of the position. Rewards experience and expected future contribution.	Established based on competitive comparisons, level of responsibility and the facts and circumstances of each executive officer and each individual position.
Annual Cash Incentives	Motivates achievement of pre-established short-term Company and individual performance objectives.	Actual payment is at-risk and varies based on the achievement of pre-established, short-term Company and individual performance objectives.
Time-based Equity (RSU awards)	Attract and retain executive officers and align their interests with the long-term market value of our common stock.	Granted annually, these awards vest over four years, motivating retention. Actual payment is at-risk and varies based on the market price of our common stock.
Performance-based Equity (PSU awards)	Motivates achievement of long-term, strategic Company business objectives.	Actual payment occurs over multiple years, is at-risk and variable, and is based on the achievement of Company business objectives.
Our executives also participate in Company-wide employee benefit plans that are generally consistent with or available to our other U.S. employees. Our executives are also eligible to receive a modest level of perquisites. These forms of compensation comprise only a small percentage of total annual compensation for our executives. Our executives are also eligible for severance and double-trigger change in control severance benefits, as described in “ - Potential Payments upon Termination or Change in Control” below.
Compensation Mix
Our executive compensation program is designed to align the interests of our executives with those of our stockholders. As a result, the annual compensation of our executives varies relative to the target award opportunity based on Company-wide financial objectives and individual performance goals. This allows us to incentivize and reward our executives for achieving and/or exceeding strategic company goals, while ensuring that a significant portion of executive compensation remains variable and “at risk” in the event that our strategic and financial goals are not achieved.
The following chart shows the 2016 compensation mix for our CEO, and the average 2016 compensation mix for our other NEOs, in each case assuming target achievement under our annual cash incentive plan and including only the grant date value of equity awards actually granted during 2016.

Base Salary
Base salaries for our NEOs in 2016 and 2015 were:

Name	2016 Base Salary ($)	2015 Base Salary ($)	Percentage Increase (%)
Burton M. Goldfield	725,000	725,000	—
William Porter	410,000	410,000	—
Edward Griese(1)	350,000	—	—
Brady Mickelsen	400,000	375,000	6.7
John Turner	370,000	350,000	5.7

(1)	Mr. Griese joined TriNet in February 2016. Amount reflects his annualized base salary.
We seek to pay market-competitive base salaries to attract and retain a stable executive team and ensure that our executives receive a fixed base level of compensation. Base salaries are initially set through arm’s-length negotiation at the time of hiring, taking into account level of responsibility, qualifications, experience, prior salary level and competitive market information. Base salaries for our NEOs are then reviewed and adjusted annually by the Committee.

Annual Cash Incentive Compensation
The target and actual annual cash incentive payouts for our NEOs for 2016 under our annual cash incentive plan (which we refer to as our “2016 Executive Bonus Plan”) were:

Name	2016 Target Annual Cash Incentive Opportunity ($)	2016 Target Annual Cash Incentive Opportunity as % of Base Salary	2016 Annual Cash Incentive Award ($)	2016 Annual Cash Incentive Award as a % of Target Opportunity
Burton M. Goldfield	725,000	100%	844,000	116%
William Porter	300,000	73%	297,000	99%
Edward Griese(1)	157,000	50%	174,000	111%
Brady Mickelsen	250,000	63%	284,000	114%
John Turner	360,000	97%	328,000	91%

(1)	Mr. Griese joined TriNet in February 2016. Amounts reflect his pro-rated 2016 target annual cash incentive award opportunity.
We use annual cash incentives to motivate our executives to achieve our short-term financial and operational objectives and individual performance goals, while making progress towards our longer-term growth and strategic goals. Early in the year, the Committee establishes the Company-wide financial objectives and departmental and individual management business objectives (“MBOs”) for our executive annual cash incentive plan. The amount of cash incentive awards our NEOs earn under our plan is "at-risk" and variable based on our achievement against these objectives.
2016 Annual Cash Incentive Plan Performance Objectives
In early 2016, the Committee established financial performance objectives and MBOs for our NEOs under our 2016 annual cash incentive plan. As described in more detail below, cash incentive awards for 2016 were "at-risk" and variable based on our actual achievement against these financial objectives and MBOs.
The financial objectives under our 2016 annual cash incentive plan were based on Net Service Revenue and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), and the target levels were as follows:

Financial Objective	Target
Net Service Revenues	$617.5 million
Adjusted EBITDA	$175.0 million
No bonus was payable to executives if we achieved Adjusted EBITDA of less than $140 million.
Net Service Revenues and Adjusted EBITDA are non-GAAP financial measurements that are calculated by applying the following adjustments to our applicable GAAP financial measures:

Financial Objective	Definition
Net Service Revenues	Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
Adjusted EBITDA	Net income, excluding the effects of: income tax provision, interest expense, depreciation, amortization of intangible assets, and stock-based compensation expense.
In addition to the above financial objectives, the Committee also included individual MBOs for each of our NEOs as part of our annual cash incentive plan. Our MBOs may be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of the MBOs are intended to provide a set of common objectives that facilitate collaborative management and engagement, although our NEOs may also be assigned individual goals. However, even if MBO objectives are met, the Committee may determine to reduce or not pay cash incentive awards if the financial goals are not achieved.
In addition to individualized MBOs, the Committee established the following common MBOs for our NEOs under our 2016 Plan: executing on our vertical strategy; effectively managing business risks; recruiting, training and retaining employees; improving the overall experience of our clients; delivering a common platform; increasing the lifetime value of products; and enhancing corporate scalability.
Weighting of 2016 Annual Cash Incentive Plan Performance Objectives and Award Scale
The Committee considered Company-wide financial performance, as well as departmental and individual achievement, in assigning the weighting below to the target annual cash incentive award opportunities for NEOs under our 2016 annual cash incentive plan:

	Financial Objectives		Strategic Performance
Name	Net Service Revenue	Adjusted EBITDA	MBOs
Burton M. Goldfield	37.5%	37.5%	25%
William Porter	37.5%	37.5%	25%
Edward Griese	25%	25%	50%
Brady Mickelsen	25%	25%	50%
John Turner	25%	25%	50%
Actual payouts under our 2016 annual cash incentive plan could scale between 0% and 200% of an NEOs target cash incentive award opportunity as follows: Net Service Revenue - For every 1.0% above or below the target performance level, payouts scaled by 6.67%; and Adjusted EBITDA - For every 1.0% above or below target performance level, payouts scaled by 5.0%. The following table shows the threshold, target and maximum performance levels (and the potential associated award) under our 2016 annual cash incentive plan:

Name	% of Net Service Revenue Target	Award %	% of Adjusted EBITDA Target	Award %
Threshold	85%	0%	80%	0%
Target	100%	100%	100%	100%
Max	115%	200%	120%	200%
No cash incentive could be earned in 2016 if we achieved an Adjusted EBITDA of less than $140 million.
Achievement and Actual Awards Under Our 2016 Cash Incentive Plan
In March 2017, the Committee determined that our actual achievement with respect to the financial objectives under our 2016 annual cash incentive plan was as follows:

Financial Objective	2016 Target	2016 Actual
Net Service Revenues	$617.5 million	$646.6 million
Adjusted EBITDA	$175.0 million	$186.6 million

Based on these results, and after evaluation and review of our NEO's respective performance against their individual MBOs, the Committee determined that the 2016 goals had been attained at the following percentage levels for each of our NEOs and approved the following payout amounts:

Name	Net Service Revenue Target Weight	Net Service Revenue Achievement as % of Target	Adjusted EBITDA Target Weight	Adjusted EBITDA Achievement as % of Target	MBO Target Weight	MBO Achievement as % of Target(1)	Total 2016 Cash Incentive Award	% of Total 2016 Target Incentive
Burton M. Goldfield	37.5%	131%	37.5%	133%	25.0%	69%	844,000	116%
William Porter	37.5%	131%	37.5%	133%	25.0%	0%	297,000	99%
Edward Griese	25.0%	131%	25.0%	133%	50.0%	90%	174,000	111%(2)
Brady Mickelsen	25.0%	131%	25.0%	133%	50.0%	95%	284,000	114%
John Turner	25.0%	131%	25.0%	133%	50.0%	50%	328,000	91%

(1)	MBO payout percentage is based on an average percentage of achievement and weight of each MBO.

(2)	Mr. Griese joined TriNet in February 2016. This amount represents the percentage of his pro-rated 2016 cash incentive target.
Long-Term Equity Incentive Awards
The Committee believes that equity compensation is integral to aligning long-term executive interests with those of our stockholders. When our NEOs own shares of our common stock in amounts that are significant to them, the Committee believes they will have an incentive to act to maximize long-term stockholder value. Typically, the Committee seeks to provide our NEOs with a blend of time-based RSU awards and performance-based PSU awards, which the Committee granted in 2015 and again in 2017. Our time-based RSU awards are important for attracting and retaining executive officers. Because our RSU awards generally vest over four years and vary in value based on the market value of our common stock, they also align the interests of our executives with the long-term market value of our common stock. Our performance-based PSU awards have the additional feature of rewarding our executives for achieving specific strategic business objectives, which the Committee believes will enhance the long-term value of our common stock.
As a result of our performance in 2015, our NEOs did not receive any cash incentive awards for 2015 or earn any common stock for the first performance period under our three performance period 2015 PSU awards. Given these challenges, and the significant drop in the value of the unvested equity awards held by our executives, the Committee concluded that focusing our 2016 executive compensation program on retention and increasing the value of the common stock holdings of our executives would best align the long-term interests of our management with those of our stockholders. As a result, the Committee approved granting only annual time-based RSU awards in 2016.
In making this decision, the Committee reviewed market data on equity compensation programs prepared by its compensation consultant, Compensia, considered various alternatives, and engaged in discussions with Compensia and our CEO (except with respect to his own equity awards). The Committee also considered the reduced value of the unvested equity holdings of each of our NEOs, the ability of existing equity holdings to satisfy our retention objectives, the ability of unearned 2015 PSU awards to continue to align NEO interests with our strategic business objectives, and the ability of time-based equity grants to align the interests of our executives with the long-term interests of our stockholders in market price increases in our common stock. The Committee also considered the dilutive effect to our stockholders eof our long-term equity incentive award practices, and the overall impact of our mix of executive equity awards on executive incentives and the market value of our common stock.
2016 Annual RSU Awards
For the reasons discussed above, the Committee granted only time-based RSUs to our NEOs in 2016. The Committee determined that RSUs offered a more predictable value to our NEOs, which would be useful for retention purposes while at the same time continuing to align the interests of our executives with the long-term interests of our stockholders in market price increases in our common stock. RSUs provide an important tool for executive retention and for incentivizing increases in the market price of our common stock, since the value of the these awards is directly tied to our common stock price and delivered over a four-year period, subject to continued service with us.

In 2016, the Committee granted the RSU awards to our NEOs set forth in the table below, according to the terms of which, 1/16th of the total shares vest quarterly (except for the new hire RSU grant to Mr. Griese, which vests 1/4th after one year from grant date with 1/16th of the total shares vesting quarterly thereafter), subject to the NEOs continued service with us. The Committee believed these vesting schedules would further our retention objectives.

Name	Number of RSUs Granted (#)	Grant Date Value ($)
Burton M. Goldfield	137,868	2,589,161
William Porter	26,261	493,182
Edward Griese(2)	100,000	1,316,000
Brady Mickelsen	78,782	1,479,526
John Turner	49,895	937,028

(1)
Calculated based on the closing price of our common stock on the NYSE on the grant date of the 2016 RSU grants, which are the same amounts disclosed in the “Summary Compensation Table” on page 40 of this proxy statement.

(2)	As a new hire in 2016, Mr. Griese received a one-time new hire RSU grant that is larger than the typical annual RSU grant provided to our incumbent executives.
Awards Realized under our 2015 PSU Awards
The following table sets forth the number of shares, and value (as of December 30, 2016), earned by our eligible NEOs for the second performance period (January 1, 2015 to December 31, 2016) under our performance-based 2015 PSU awards. Our eligible NEOs did not earn any amounts under their 2015 PSU awards during the first performance period (January 1, 2015 to December 31, 2015).

Name	Grant Date	Performance Period	Target Shares (for the two-year performance period ended December 31, 2016) (#)	Shares Earned (for the two-year performance period ended December 31, 2016) (#)	Shares Earned as a % of Target (for the two-year performance period ended December 31, 2016)	Value of Shares Earned (for the two-year performance period ended December 31, 2016) ($)(1)
Burton M. Goldfield	2015	3 years	11,605	3,503	30%	89,747
William Porter	2015	3 years	3,648	1,101	30%	28,208
Edward Griese(2)	N/A	N/A	N/A	N/A	N/A	N/A
Brady Mickelsen(2)	N/A	N/A	N/A	N/A	N/A	N/A
John Turner	2015	3 years	3,316	1,001	30%	25,646

(1)	Based on the closing price of our common stock on the NYSE on December 30, 2016.

(2)	As a new hire in 2015 and 2016, respectively, Mr. Mickelsen and Mr. Griese did not receive PSU awards. Mr. Mickelsen and Mr. Griese have received grants of our new 2017 PSU awards.
The Committee established performance targets for our 2015 PSU awards based on our cumulative annual Net Service Revenue growth rate (“CAGR”) over three periods. Our 2015 PSU awards are multi-year performance awards under which measurement of cumulative CAGR takes place, and shares may be earned, at the end of cumulative periods of one, two and three years, each starting on January 1, 2015. The Committee determined that our cumulative CAGR growth rate is an appropriate performance measure as it represents a means of evaluating our performance over multiple years and assessing whether we have achieved our objective of creating long-term stockholder value.

The number of shares that may be earned under our 2015 PSU awards can scale from 0% to 200% of the target award level, as set forth in the following table:

Name	Minimum	Target	Maximum(1)
Performance Metric	12% revenue growth CAGR	15% revenue growth CAGR	20% revenue growth CAGR
Payout Percentage	0% of target shares awarded	100% of target shares awarded	200% of target shares awarded
Actual Performance in 2016	12.9% revenue growth CAGR

(1)
The 200% maximum potential award cap is tied to the full three-year performance period under or 2015 PSU awards; awards for interim periods are capped at 150% of target level. Payouts above and below the target level are to be scaled on a linear basis. Shares earned above target level with respect to first and second performance periods are subject to vesting over the remaining performance periods.

In March 2017, the Committee determined the actual number of shares earned under our 2015 PSU awards by our NEOs during the second measurement period (January 1, 2015 to December 31, 2016). As noted in the table above, the Committee determined our CAGR during the second measurement period was 12.9%. Under the terms of the 2015 PSU awards, our eligible NEOs may still earn up to the maximum potential amount of their 2015 PSU award during the third measurement period (January 1, 2015 to December 31, 2017), based on our revenue growth over that period.
Our New 2017 PSU Awards
The Committee concluded that for 2017 our equity grant program would return to a blend of 50% time-based RSU and 50% performance-based PSU awards, calculated by grant date value assuming achievement at target levels under PSU awards.
The Committee selected two equally weighted performance measures for our 2017 PSU awards: our annual Net Service Revenue Growth Rate and our Adjusted Cash from Operations Growth Rate. We define our Net Service Revenue Growth Rate as the annual growth rate in the total of our professional service revenues and Net Insurance Service Revenues, which is a measure of our total revenues less our insurance costs. We define our Adjusted Cash from Operations Growth Rate as our annual growth rate in Net Cash Provided by Operating Activities, adjusted for payment of interest and financing fees, income tax payments or refunds, changes in deferred taxes, collateral paid or refunded from our insurance carriers and excess tax benefits provided from our equity incentive plan activity. The Committee believes these performance measures are appropriate as they represents a means to evaluate the effectiveness of our business strategies over time and our annual profitability, both of which measures are important to our objective of creating long-term stockholder value.
Our 2017 PSU awards are designed with a single-year performance measurement period subject to subsequent multi-year vesting requirements. 50% of the shares earned (if any) during the performance period (January 1, 2017 to December 31, 2017) will vest at the end of the second year under the award (December 31, 2018) and the remaining 50% of shares earned (if any) will vest at the end of the third year under the award (December 31, 2019). The number of shares that may be earned under our 2017 PSU awards for achievement under each of the performance criteria above can scale from 0% to 200% of the target award, as described in the following table:

	Below Threshold	At Threshold	Target	Maximum(1)
Performance Multiplier	0%	50%	100%	200%
In designing our 2017 PSU awards, the Committee considered a competitive market analysis prepared by Compensia, reviewed various design alternatives, and held discussions with Compensia and our CEO (except with respect to his own equity awards). The Committee also considered the existing equity holdings of each of our NEOs, including the current economic value of their unvested and unearned equity awards, the mix of time-based and performance-based equity, and the ability of existing equity holdings to satisfy our retention objectives. The Committee also considered the dilutive effect of our long-term equity incentive award practices, and the overall impact of our mix of executive equity awards, as well as awards to other employees, on executive incentives and the market value of our common stock.

Employee Benefit Plans
We have established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for all our U.S. employees, including our NEOs, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we match the contribution made to the plan by our employees, including our NEOs, up to $3,500 (effective for 2016) annually for each employee, which is fully vested. We intend for this plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our NEOs on the same general basis as our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to our employees, including our NEOs. Commencing in 2017, however, we implemented a flexible time off policy for certain senior employees, including our executives. Under this plan, our NEOs and other executives will no longer accrue paid vacation time, even though our other employees will continue to do so. We do not offer our employees a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Perquisites and Other Personal Benefits
We reimburse our NEOs for financial planning and income tax services, up to a maximum of $10,000 per year. Our NEOs who commenced employment with us prior to 2016 are also eligible to seek reimbursement of up to $15,000 of life insurance premiums annually for supplemental life insurance coverage. We discontinued this benefit for executives starting in 2016. Periodically, when NEOs attend a Company-related function, their spouses are also invited, in which case we may incur incremental travel and other event-related expenses for those spouses, the cost of which is taxable to the NEO. Amounts paid in connection with, or reimbursed as a result of, these arrangements are set forth in the Summary Compensation Table below.
The Committee believes that these limited perquisites and other personal benefits serve a business purpose as they are important for attracting and retaining key talent, as well as fostering teamwork and cohesion among the executive team.
Employment Agreements
We have executed written employment agreements with each of our NEOs. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual cash incentive compensation opportunity, and a recommendation for an initial equity award.
For a summary of the material terms and conditions of the employment agreement with each of our NEOs, see the section titled “- Employment Arrangements” below.
Severance / Change in Control Benefits
Each of our current Named Executive Officers is entitled to certain severance and change in control benefits pursuant to their employment agreements or under our TriNet Group, Inc. Severance Benefit Plan.  For a summary of the material terms and conditions the severance and change in control benefits our NEOs receive, see “ - Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Policy
In 2017, to further align the interests of our executives and Board members with those of our stockholders, our Board adopted equity ownership guidelines for our executive officers and members of our Board. These guidelines require our CEO and other NEOs to accumulate aggregate equity holdings equal to 300% and 100% of their respective base salaries. Similarly, our non-employee directors are required to accumulate aggregate equity holdings equal to 300% of their annual cash retainer. Our executive officers and Board members must satisfy these guidelines within the later of January 1, 2022 or within five years of the date on which they become subject to these guidelines.
Compensation Recovery Policy
In 2017, our Board adopted a compensation recovery, or “claw-back”, policy, under which we may generally seek reimbursement of cash compensation payments made to our NEOs and other covered executives that were based on achieving objective Company financial performance, if the covered officer engaged in fraud or intentional or unlawful misconduct that caused or otherwise materially contributed to a required restatement of our financial results, and if a lower cash payment would have been made to the covered officer based upon those restated financial results.
In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the Securities and Exchange Commission has adopted final regulations to implement this provision.
Equity Grant Policy
Generally, we follow a regular pattern of granting annual or periodic “refresh” equity awards. This process is overseen by the Committee and the timing, size and distribution of equity awards may change from year to year. The price per share attributable to our equity compensation is determined by the market price of our common stock.
Short Sales, Hedging and Pledging Policies
We have adopted a policy prohibiting the trading of put or call options or short sales by our employees, including our executive officers, and members of our Board. We have also adopted a further policy prohibiting the pledging of stock by our employees, including our executives, and members of our Board.
Our Executive Compensation Decision Process
Oversight and Design of our Compensation Program
Role of Compensation Committee
The Committee oversees our executive compensation and benefit programs, administers our equity compensation plans, and annually reviews and approves the compensation decisions affecting our NEOs and other senior personnel, with the assistance of its independent compensation consultant, Compensia.
In making its 2016 executive compensation decisions, the Committee considered the following factors:

•	the compensation analysis and guidance provided by Compensia;

•	the recommendations of our CEO (except with respect to his own compensation);

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against his or her management objectives;

•	a comprehensive review of relevant competitive market data prepared by Compensia;

•	(as described below);

•	the expected future contribution of the individual executive officer;

•	internal pay equity based on the impact on our business and performance;

•	the executive officer’s existing equity awards and stock holdings; and

•	the potential dilutive effect of new equity awards on our stockholders.
The Committee considered these factors both when making decisions with respect to individual pay elements and with respect to total compensation opportunities. The Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in making its compensation decisions. The members of the Committee consider these factors in light of their individual experience, knowledge of our Company, knowledge of the competitive market, knowledge of our NEOs, and business judgment in making decisions regarding executive compensation and our executive compensation program.
The Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. The Committee held five meetings during 2016.
Role of Management
Our CEO works closely with the Committee in determining the compensation of our NEOs (other than his own) and certain other senior personnel. Our CEO reviews the performance of the other NEOs (other than his own) and these other senior personnel, shares those evaluations with the Committee and its compensation consultant, Compensia, and then makes recommendations for each element of compensation.
Our CEO also works with our Chief Financial Officer, Chief Legal Officer and Senior Vice President, Human Resources, to recommend the structure of our long-term incentive programs, to identify and develop corporate and individual performance objectives for such plans, and to evaluate actual performance against the selected measures. Our CEO also makes recommendations on new hire compensation packages for potential new executives.
The Committee solicits and considers our CEO’s recommendations and uses these recommendations as one of several factors in making its decisions with respect to the compensation of our NEOs and other senior personnel. In all cases, the final decision on NEO compensation is made by the Committee. Moreover, no NEO or other employee participates in the determination of the amounts or elements of such individual’s own compensation.
At the request of the Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present.
Role of Compensation Consultant
The Committee has the authority under its charter to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in performance of its duties and responsibilities. The Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Committee.
In 2016, the Committee engaged Compensia to assist it in connection with its review, analysis, and determinations with respect to the compensation of our senior personnel, including our NEOs. The nature and scope of the services provided to the Committee by Compensia in 2016 were as follows:

•	assisted in refining our overall compensation strategy and design of the annual and long-term incentive compensation plans;

•	evaluated the efficacy of our compensation practices in supporting and reinforcing our long-term strategic goals;

•	provided advice with respect to compensation best practices and market trends;

•	evaluated our compensation peer group to be used in the development of competitive compensation levels and practices;

•	provided competitive market data and analysis relating to the compensation of our senior personnel, including our NEOs;

•	evaluated our severance and change in control benefit practices;

•	evaluated the competitiveness of our executive and non-employee director compensation programs;

•	provided ad hoc advice and support throughout the year; and

•	assisted with the development of our executive compensation-related disclosure in consultation with our legal advisors.
The Committee may replace any of its advisors or hire additional advisors at any time. Representatives of Compensia attend meetings of the Committee, as requested, and communicate with the Committee Chair and with management as circumstances warrant. All NEO compensation decisions, however, are made by the Committee.
Compensia reports directly to the Committee and does not provide any services directly to us or our management. The Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C and the applicable listing standards of The New York Stock Exchange, and concluded that that there are no conflicts of interest with respect to the work that Compensia performs for the Committee.
Use of Competitive Market Data
To aid in the evaluation of our executive compensation program, the Committee, assisted by Compensia, has developed a compensation peer group. In selecting our peer group, the Committee identified companies that it believed were comparable to us, taking into consideration the size of each company (based primarily on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the company’s geographical location; and

•	the comparability of the company’s operational performance.
For 2016, the Committee approved the following group of peer companies. The selected companies had revenues ranging from approximately $850 million to approximately $3.0 billion, with a median of $2.1 billion, and market capitalizations ranging from approximately $1.1 million to approximately $17.8 billion, with a median $4.7 billion.

American Equity Investment	Insperity	Synopsys
Cadence Design Systems	MAXIMUS	Total System Services
Convergys	Mentor Graphics	Vantiv
Fair Isaac	Paychex	Workday
Gartner	PTC
As part of this process, the Committee removed Informatica, RCS Capital, and TIBCO from the prior year’s peer group as they no longer were deemed to be suitable peers based on the foregoing selection criteria or because they had been acquired.
The Committee does not believe that it is appropriate to make compensation decisions solely upon any type of benchmarking to a peer or other representative group of companies. Rather, the Committee believes that information regarding the compensation practices at other companies is useful as a reference point for its compensation decisions in two respects. First, the Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. As noted in “Compensation-Setting Process - Role of Compensation Committee” above, peer group data is only one of several factors that the Compensation Committee considers, in making its decisions with respect to the compensation of our senior personnel, including our NEOs.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.
While the Committee considers the tax implications of its decisions when determining the compensation of our executives, it reserves the discretion, in its judgment, to authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
The Committee may take accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards.
Compensation Committee Report
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

H. Raymond Bingham
John H. Kispert
Wayne B. Lowell
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Related Risk
Our Board is responsible for the oversight of our risk profile, including compensation-related risks. The Compensation Committee monitors our compensation policies and practices as applied to our employees (including our executive officers) to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2016 and 2017, at the direction of the Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.

2016 Summary Compensation Table
The following table sets forth information regarding the compensation awarded to or earned by our NEOs in 2016:

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Burton M. Goldfield	2016	748,237		—		2,589,161	—	844,000	50,332	(6)	4,231,730
President and Chief Executive Officer	2015	691,346		—		2,333,351	1,164,334	—	56,167		4,245,198
	2014	573,077		—		—	1,336,823	448,500	49,446		2,407,846
William Porter	2016	423,141		—		493,182	—	297,000	10,190	(7)	1,223,513
Vice President and Chief Financial Officer	2015	393,846		—		733,367	365,933	—	12,161		1,505,307
	2014	347,308		—		—	425,353	194,350	19,110		986,121
Edward Griese	2016	314,205	(1)	40,000	(2)	1,316,000	—	174,000	3,913	(8)	1,848,118
Senior Vice President, Insurance Services											—

Brady Mickelsen	2016	405,768		—		1,479,526	—	284,000	28,711	(9)	2,198,005
Senior Vice President, Chief Legal Officer and Secretary	2015	187,501	(10)	—		1,416,800	211,086	—	10,591		1,825,978
John Turner	2016	376,217		—		937,028	—	328,000	11,922	(11)	1,653,167
Senior Vice President, Sales	2015	335,192		—		666,690	332,671	—	11,991		1,346,544
	2014	285,385		—		—	425,353	168,750	11,486		890,974

(1)	Mr. Griese joined us in February 2016. Amounts in this column for Mr. Griese represent his salary from February 2016 through December 2016.

(2)	Mr. Griese joined us in February 2016. Amount reflects a sign-on bonus paid to Mr. Griese pursuant to his employment agreement.

(3)
Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to our NEOs for the applicable year as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs will only realize compensation from these awards to the extent they meet the vesting requirements under the awards. For information on the valuation assumptions used in these computations, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(4)
Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to the NEOs for the applicable year as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. For information on the valuation assumptions used in these computations, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(5)	Amounts in this column represent bonuses paid under our annual cash incentive plan for performance during the applicable year.

(6)
Amount includes the following payments in 2016: $6,521 in spousal travel; $12,000 in reimbursements for tax preparation and estate planning services; $12,026 in life insurance premiums; $15,985 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; and $300 in other compensation.

(7)
Amount includes the following payments in 2016: $4,119 in life insurance premiums; $2,271 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; and $300 in other compensation.

(8)	Amount includes the following payments in 2016: $113 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; and $300 in other compensation.

(9)
Amount includes the following payments in 2016: $3,000 in reimbursements for tax preparation and estate planning services; $13,327 in life insurance premiums; $8,559 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; and $325 in other compensation.

(10)	Mr. Mickelsen joined us in June 2015. Amounts in this column for Mr. Mickelsen represent his salary from June 2015 through December 2015.

(11)	Amount includes the following payments in 2016: $4,382 in spousal travel; $2,944 in tax gross-up payments; $3,500 in company 401(k) plan matching contributions; and $1,096 in other compensation.
2016 Grants of Plan-Based Awards Table
The following table provides information with regard to potential cash bonuses paid or payable to our NEOs in 2016 under our performance-based, non-equity incentive plan and with regard to equity awards granted to each NEO under our equity incentive plans during 2016.

Name	Grant Date							All Stock Awards: Number of Shares or Units of Stock (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Possible Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Burton M. Goldfield		—	725,000	1,450,000
	1/4/2016							137,868		N/A	2,589,161
William Porter		—	300,000	600,000
	1/4/2016							26,261			493,182
Edward Griese(3)	3/10/2016	—	157,000	314,000				100,000		N/A	1,316,000
Brady Mickelsen		—	250,000	500,000
	1/4/2016							78,782		N/A	1,479,526
John Turner		—	360,000	720,000
	1/4/2016							49,895		N/A	937,028

(1)
Amounts represent the range of possible cash payouts under our 2016 annual cash incentive plan, which we refer to as our 2016 Executive Bonus Plan. The threshold amount that could have been earned by each NEO was 0% of the target cash incentive under this plan. The maximum amount that could have been earned, based on the applicable “Weighting of Cash Bonus Opportunities” as described in more detail on page 31 of this Proxy Statement, was 200% of the target cash incentive under this plan. Mr. Griese joined us in February 2016. Amounts in these columns for Mr. Griese represent his pro rated Possible Payouts Under Non-Equity Incentive Plan Awards from February 2016 through December 2016.

(2)
As further described under the Summary Compensation Table, amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to the NEOs as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
Mr. Griese joined TriNet in February 2016. Amounts shown under the column Possible Payouts under Non-Equity Incentive Plan Awards reflect his pro-rated 2016 target annual cash incentive award opportunity.

Outstanding Equity Awards at December 31, 2016 Table
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2016.

Name	Grant Date		Option Awards				Stock Awards
							Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
			Exercisable	Unexercisable
Burton M. Goldfield	3/6/2012	(1)(2)	20,004	—	0.50	3/6/2022
	3/13/2013	(1)(2)	54,468	13,336	1.45	3/13/2023
	2/11/2014	(1)(2)	146,726	64,168	10.98	2/11/2024
	3/5/2015	(3)	37,659	48,419	33.51	3/5/2025	19,584	(3)	501,742	34,816	891,986
	1/4/2016		—	—	—	—	103,401	(3)	2,649,134	—	—
William Porter	8/23/2010	(1)(2)	11,088	—	0.50	8/23/2020
	2/9/2012	(1)(2)	45,836	—	0.50	2/9/2022
	3/13/2013	(1)(2)	53,332	3,336	1.45	3/13/2023
	2/11/2014	(1)(2)	49,582	20,418	10.98	2/11/2024
	3/5/2015	(3)	11,835	15,218	33.51	3/5/2025	6,156	(3)	157,717	10,943	280,360
	1/4/2016		—	—	—	—	19,696	(3)	504,612	—	—
Edward Griese	3/10/2016	—	—	—	—	—	100,000	(4)	2,562,000	—	—
Brady Mickelsen	8/21/2015	(4)	9,375	20,625	17.71	8/21/2025	55,000	(4)	1,409,100	—	—
	1/4/2016		—	—	—	—	59,087	(3)	1,513,809	—	—
John Turner	2/9/2012	(1)(2)	98,292	—	0.50	2/9/2022
	3/13/2013	(1)(2)	19,532	1,336	1.45	3/13/2023
	2/11/2014	(1)(2)	49,582	20,418	10.98	2/11/2024
	3/5/2015	(3)	10,759	13,835	33.51	3/5/2025	5,596	(3)	143,370	9,948	254,868
	1/4/2016		—	—	—	—	37,422	(3)	958,752	—	—

(1)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the date of grant, and 1/48th of the total shares granted vesting each month thereafter. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(2)
Pursuant to provisions in our equity incentive plans, the exercise price and number of shares subject to certain of these options were adjusted in connection with special cash distributions of $1.10, $1.57, $5.88 and $0.88 per share of common stock that occurred on July 15, 2011, May 15, 2012, August 30, 2013 and December 26, 2013, respectively. In addition, we effected a 2-for-1 forward stock split in July 2013 and again in March 2014. Accordingly, the share totals and exercise prices shown in the table above (and in the corresponding footnotes) reflect our NEO’s post-cash distribution and post-split holdings.

(3)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the date of grant. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(4)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 1/4th of the total shares granted vesting on the 12-month anniversary of the date of grant, and thereafter 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the grant date. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(5)
The market value of the unvested shares is calculated by multiplying the number of shares by the NYSE closing price per share of the Company’s common stock of $25.62 on December 30, 2016 (the last trading day of the fiscal year).

(6)	Amounts in this column set forth unvested PSUs granted on March 5, 2015. The share amount is reported at target payout level.
2016 Option Exercises and Stock Vested Table
The following table shows for 2016 certain information regarding option exercises and stock awards vesting during 2016 with respect to our NEOs:

	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Burton M. Goldfield	100,000	2,245,742	43,171	809,246
William Porter	—	—	9,301	174,351
Edward Griese	—	—	—	—
Brady Mickelsen	—	—	44,695	904,589
John Turner	60,000	1,102,139	14,960	280,427

(1)
Represents the value realized based upon the difference between the fair market value of our common stock or the sale price (for a same-day-sale transaction) on the exercise date less the exercise price of such shares.

(2)	Represents the value realized based upon the closing stock price of our common stock on the trading day prior to the vesting date of such shares.
Employment Arrangements
Employment agreements or written offer letters are used from time to time on a case-by-case basis to attract and/or to retain executives. We currently maintain written employment agreements with all of our current NEOs. These arrangements provide for “at will” employment and set forth the terms and conditions of employment of each NEO, including base salary, annual bonus opportunity, employee benefit plan participation, and equity awards. These agreements were each subject to execution of our standard proprietary information and inventions agreement.
Pursuant to their employment agreements, each of our current NEOs is entitled to the severance and change in control benefits described below under the heading “- Potential Payments Upon Termination or Change in Control.” We also reimburse our NEOs for financial planning and income tax services, up to a maximum of $10,000 per year. Our NEOs who commenced employment with us prior to 2016 are also eligible to seek reimbursement of up to $15,000 of life insurance premiums annually for supplemental life insurance coverage. We discontinued this benefit for executives starting in 2016.

Employment Agreement with Mr. Goldfield
We entered into an employment agreement with Mr. Goldfield in November 2009 setting forth the terms of Mr. Goldfield’s employment as our President and Chief Executive Officer. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Goldfield is eligible to receive annual performance-based cash incentives determined by the Committee and based on the achievement of corporate and individual performance goals.
Transition Agreement with Mr. Porter
We entered into a transition agreement with Mr. Porter in September 2016, which superseded the terms of the employment agreement that we entered into with Mr. Porter in August 2010, to provide for an orderly transition of Mr. Porter's duties and responsibilities until his successor commences employment with the Company. The transition agreement sets forth the terms of Mr. Porter’s employment as our Vice President and Chief Financial Officer until his retirement from the position. The transition agreement provides for the base salary in effect on the effective date of the transition agreement. Mr. Porter is eligible to receive annual performance-based cash incentives determined by the Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Griese
We entered into an amended and restated employment agreement with Mr. Griese in December 2016, which amended and restated the original agreement we entered into in February 2016, setting forth the terms of Mr. Griese’s employment as our Senior Vice President, Insurance Services. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Griese is eligible to receive annual performance-based cash incentives determined by the Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Mickelsen
We entered into an employment agreement with Mr. Mickelsen in May 2015 setting forth the terms of Mr. Mickelsen’s employment as our Senior Vice President, Chief Legal Officer and Secretary. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Mickelsen is eligible to receive annual performance-based cash incentives determined by the Committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Turner
We entered into an employment agreement with Mr. Turner in March 2012 setting forth the terms of Mr. Turner’s employment as our Senior Vice President, Sales. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Turner is eligible to receive annual performance-based cash incentives determined by the Committee and based on the achievement of corporate and individual performance goals.
Potential Payments Upon Termination or Change in Control
Our NEOs are eligible to receive severance and other payments following a termination of employment, including in connection with a change in control, either under their respective employment agreements with the Company or under our TriNet Group, Inc. Severance Benefit Plan.
If we terminate one of our NEOs without cause or if such executive resigns for good reason, such executive will be entitled to receive the following benefits, subject to his execution of an effective release of claims in our favor:

•	A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for Mr. Porter, Mr. Griese, Mr. Mickelsen and Mr. Turner) of his then-current base salary;

•
For Mr. Goldfield, 150% of the actual performance cash incentives earned by Mr. Goldfield in the year prior to such termination, and for Mr. Porter, 100% of the actual performance cash incentives earned by Mr. Porter in the year prior to such termination, plus, if Mr. Porter’s separation date occurs prior to the payment of 2016 annual cash incentive awards to our executives, the actual cash incentives payable to Mr. Porter based on the Company’s performance and Mr. Porter's individual performance in 2016; and for Mr. Griese, if the termination occurs within the 12-month period following a change in control of TriNet, 100% of the target cash incentive for Mr. Griese in the year of such termination;

•
Accelerated vesting of the portion of the executive’s unvested equity awards that would have vested during the 18 months (for Mr. Goldfield), 12 months (for Mr. Porter) and 6 months (for Mr. Griese, Mr. Mickelsen and Mr. Turner)

following his termination date, or 100% accelerated vesting of all then-unvested equity awards if the termination occurs within the 6-month period following a change in control of TriNet (for Mr. Goldfield, Mr. Porter, and Mr. Turner) or the 12-month period following a change in control of TriNet (for Mr. Griese and Mr. Mickelsen) (generally, our 2015 PSU awards will accelerate at the target award level in the event of a qualifying termination in connection with a change in control);

•
Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield), 12 months (for Mr. Porter, Mr. Griese and Mr. Mickelsen), and 6 months (for Mr. Turner) following such executive's termination date or (ii) such time as such executive qualifies for health insurance benefits through another source; and

•
If the executive elects to convert his life insurance or disability insurance coverage into an individual policy, we will pay the premiums for the first 18 months (for Mr. Goldfield), 12 months (for Mr. Porter and Mr. Mickelsen), and 6 months (for Mr. Turner) following his termination date, or such earlier date as he ceases to maintain coverage.

The amounts in the table below assumes that the NEO terminated employment from TriNet as of December 31, 2016 and sets forth the estimated payments that each would have received under their employment agreements described above.

Name	Change in Control					No Change in Control
	Salary ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)	Salary ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)
Burton M. Goldfield	1,087,500	—	28,708	5,304,646	6,420,854	1,087,500	—	28,708	3,010,580	4,126,788
William Porter	410,000	297,000	22,731	1,322,247	2,051,978	410,000	297,000	22,731	603,339	1,333,070
Edward Griese	350,000	157,000	25,454	2,562,000	3,094,454	350,000	—	25,454	800,625	1,176,079
Brady Mickelsen	400,000	—	25,714	3,086,053	3,511,767	400,000	—	25,714	538,168	963,882
John Turner	370,000	—	12,752	3,121,538	3,504,290	370,000	—	12,752	377,678	760,430

(1)
Amount only includes estimated monthly premium for continued health benefits under our existing group health insurance plans. Does not include monthly premiums for individual conversion life insurance or disability insurance policies.

(2)	Based on the fair market value of our common stock as of December 30, 2016, which was $26.52 per share.
Non-Employee Director Compensation
2016 Non-Employee Director Compensation Policy
Our non-employee director compensation policy, adopted by the Committee in 2015, provides that each non-employee director will receive the following cash compensation for board services:

•	$50,000 per year for service as a Board member or $75,000 per year for service as the Chairman of the Board;

•	$30,000 per year for service as the chair of the Audit Committee or Compensation Committee and $15,000 per year for service as the chair of the Nominating and Corporate Governance Committee;

•
$15,000 per year for service as a non-chair member of the Audit Committee or Compensation Committee and $7,500 per year for service as a non-chair member of the Nominating and Corporate Governance Committee;

•	$1,500 for attendance at each Board meeting (whether in person or by telephone); and

•
$1,000 to committee members for attendance at each meeting of the Audit Committee or Compensation Committee (whether in person or by telephone) and $500 to committee members for attendance at each meeting of the Nominating and Corporate Governance Committee. If the Board meeting and the committee meeting are on the same day, only the Board meeting fee is paid.

In addition, on the date of our first Board meeting each calendar year, starting in the year ended December 31, 2016, each of our non-employee directors is granted a RSU award with a grant date fair value of $200,000 to be settled in shares of our common stock (or $300,000, in the case of the Chairman of the Board). These awards will vest in full on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through such date.
In addition, each new non-employee director is granted a RSU award with a grant date value of $200,000 to be settled in shares of our common stock (or $300,000, in the case of a new non-employee director to serve as Chairman of the Board) upon his or her initial election or appointment to the Board, multiplied by a fraction, the numerator of which is the number of days that will elapse between the director’s date of initial election or appointment and the first anniversary of the date of grant of the most recent grant of the annual RSU awards to the non-employee directors and the denominator of which is 365. These awards will vest in full on the first anniversary of the date of the most recent grant of the annual awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Mr. Goldfield does not receive separate compensation for his service on the Board.
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Katherine August-deWilde	93,500	200,003	293,503
Michael J. Angelakis(3)	N/A	N/A	N/A
Martin Babinec	62,000	200,003	262,003
H. Raymond Bingham	129,500	300,012	429,512
Paul Chamberlain	74,984	200,003	274,987
Kenneth Goldman	99,500	200,003	299,503
David C. Hodgson	—	200,003	200,003
John H. Kispert	78,500	200,003	278,503
Wayne B. Lowell	106,000	200,003	306,003

(1)
The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of the equity awards granted to our non-employee directors during 2016, as computed in accordance with FASB ASC 718. The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. As required by SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
As of December 31, 2016, each non-employee director held the following outstanding stock options and unvested stock awards: Ms. August-deWilde: 14,663 unvested stock awards; Mr. Babinec: 14,663 unvested stock awards; Mr. Bingham: 70,000 outstanding stock options and 21,995 unvested stock awards; Mr. Chamberlain: 14,663 unvested stock awards; Mr. Goldman: 40,000 outstanding stock options and 14,663 unvested stock awards; Mr. Hodgson: 60,000 outstanding stock options and 14,663 unvested stock awards; Mr. Kispert: 60,000 outstanding stock options and 14,663 unvested stock awards; and Mr. Lowell: 20,000 outstanding stock options and 14,663 unvested stock awards.

(3)	Mr. Angelakis joined the Board in February 2017 and thus did not receive any compensation in 2016.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016.
Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options and Stock Awards(1)	Weighted- average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders	5,287,687	$9.96	8,367,289
Equity compensation plans not approved by stockholders	—	—	—
Total	5,287,687	$9.96	8,367,289

(1)
Includes shares of common stock issuable pursuant to awards outstanding under our 2000 Equity Incentive Plan (the “2000 Plan”) and 2009 Equity Incentive Plan (the “2009 Plan”). Consists of (a) options to purchase 46,000 shares of common stock under the 2000 Plan and 2,769,224 shares of common stock under the 2009 Plan, (b) 2,323,051 shares of common stock subject to RSU awards under the 2009 Plan, and (c) 149,412 shares of common stock subject to PSU awards under the 2009 Plan.

(2)
Includes shares of common stock reserved for future issuance under the 2009 Plan and our 2014 Employee Stock Purchase Plan (the “2014 ESPP”). The number of shares reserved for issuance under the 2009 Plan will automatically increase on January 1st each year and continuing through January 1, 2019, by the lesser of 4.5% of the total number of shares of the Company’s capital stock outstanding on December 31st of the immediately preceding calendar year, or a number of shares determined by the Board. The number of shares reserved for issuance under the 2014 ESPP will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through January 1, 2024, by the lesser of (a) 1% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, (b) 1,800,000 shares of common stock or (c) a number determined by the Board.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to the Audit Committee for review, consideration and approval or ratification. In approving, ratifying or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Certain Transactions with Related Persons
This section describes transactions since January 1, 2016 to which we were a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

All of the transactions described below were presented to the Audit Committee for review and consideration and were approved or ratified by the Audit Committee in accordance with our policy described below. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

•
On February 1, 2017, an entity affiliated with Atairos Group, Inc. (together with its affiliates, including Atairos Management, L.P., “Atairos”) became our largest stockholder when it acquired the shares of TriNet common stock previously held by funds affiliated with General Atlantic (“GA”), our previous largest shareholder. Accordingly, Atairos is an owner of more than 5% of the Company’s common stock, which makes Atairos a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2016, before Atairos became a Related Person, Atairos became a customer of the Company. In 2016, Atairos paid the Company $287,236 as a customer of the Company.

•
Until Atairos acquired the shares of TriNet common stock held by GA on February 1, 2017, GA was an owner of more than 5% of the Company’s common stock, which made GA a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2010, GA became a customer of the Company. In 2016, GA paid the Company $4,422,582 as a customer of the Company.

•
Arrowpoint Asset Management, LLC (“Arrowpoint”) is an owner of more than 5% of the Company’s common stock, which makes Arrowpoint a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2009, Arrowpoint became a customer of the Company. In 2016, Arrowpoint paid the Company $870,053 as a customer of the Company.

•
Cantillon Capital Management LLC (“Cantillon”) is an owner of more than 5% of the Company’s common stock, which makes Cantillon a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2016, Cantillon became a customer of the Company. In 2016, Cantillon paid the Company $512,213 as a customer of the Company.

We have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of TriNet, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other 2017 Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other 2017 Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are TriNet stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or TriNet. Direct your written request to TriNet Group, Inc., Attention: Executive Director, Investor Relations, 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577 or you may reach us by telephone at 510-875-7201. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2017 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Brady Mickelsen
Secretary
April 7, 2017
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 (including the financial statements and financial statements schedule) is available without charge upon written request to: Brady Mickelsen, Corporate Secretary, TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577.

TriNet
Ambitions Realized

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2017. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27143-P89288

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRINET GROUP, INC.

The Board of Directors recommends you vote FOR the following three nominees to hold office until the 2020 Annual Meeting of Stockholders:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael J. Angelakis
02) Burton M. Goldfield
03) David C. Hodgson

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E27144-P89288

TRINET GROUP, INC.
Annual Meeting of Stockholders
May 18, 2017 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Burton M. Goldfield and Brady Mickelsen, and each of them individually, as proxies, each with the power to appoint themselves substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRINET GROUP, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM local time on May 18, 2017, at the Hyatt Regency San Francisco Airport located at 1333 Bay Shore Highway, Burlingame, CA 94010 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and for such other matters as may properly come before the meeting as said proxies deem advisable. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement to which this proxy relates.

Continued and to be signed on reverse side

V.1.1